Consent of Independent Registered Public Accounting Firm The Board of Directors Allegiant Travel Company: We consent to the use of our reports dated March 1, 2022 with respect to the consolidated financial statements of Allegiant Travel Company, and the effectiveness of internal control over financial reporting, incorporated herein by reference. Dallas, Texas August 4, 2022 KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.